Exhibit 4.7.3

Ministry of the Russian Federation for Communication and Information

Amendment No. 3

To License No. 24303 (series A 023884)

dated November 11, 2002

Type of operations on the title page shall read as follows:

“Provision of cellular radiotelephone communication services within the 900/1800 MHz Band”.

Clauses 1, 3, 6, 7, 10, 12, 14, 19, 22 of the Conditions for Carrying Out Activities Under License No. 24303 shall read as follows.

1. LLC “VOSTOK-ZAPAD Telecom” (the Licensee) is hereby authorized to provide cellular radiotelephone communications services of the public communication network using GSM standard equipment with installation of the necessary equipment operating in nominal frequencies allocated in accordance with the established procedure in 1800 MHz Band in the territory of the Urals Region: Orenburg, Perm, Tyumen, Chelyabinsk Oblasts, Khanty-Mansiisk autonomous region and in 900 MHz and 1800 MHz Bands in the territory of Udmurtskaya Republic, Republic of Komi, Kirov, Kurgan, Sverdlovsk Oblasts, Yamal-Nenetsk, Komi-Permyatsk autonomous regions.

The cellular communication services shall be provided with the use of the Licensee’s communication network, which shall exist as a part of the federal GSM public mobile radio telephony communication network of the Russian Federation.

The Licensee shall participate in the work of the body empowered by the Administration of Communications of the Russian Federation to coordinate work on the creation of the federal GSM public mobile radio telephony communication network of the Russian Federation.

3. The Licensee’s network shall be created pursuant to the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation.

6. The Licensee shall observe the existing Russian rules and regulations as well as ETSI standards established by the Administration of Communications for GSM communications network.

7. The Licensee shall use the infrastructure of GSM communication networks on a contractual basis and non-discriminatory principles.

10. The network shall be created only upon availability of the design documentation worked out in accordance with the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation pursuant to the Construction Norms and Rules and the Departmental

Norms of Technological Designing (SNiP, VNTP) applicable in the Russian Federation and agreed pursuant to the established procedure.

12. The Licensee shall provide communication services of its network to all users of the federal GSM public mobile radio telephony communication network of the Russian Federation irrespective of where they are registered or their subscriber’s equipment is purchased.

No roaming shall be available between the networks of the same standard of different operators in the territory of the same administrative subdivision of the Russian Federation.

14. Long-distance and international communication services to the Licensee’s network subscribers shall be rendered through the public communications network only pursuant to the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation.

19. Subscriber cards required to identify the subscribers and effect settlements for the provided services of the federal GSM public mobile radio telephony communication network of the Russian Federation of the Russian Federation shall be prepared in observance of the unified numbering plan for such cards set forth by the Administration of Communications of the Russian Federation.

22. Expenses relating to the development of the general organizational scheme of the federal GSM public mobile radio telephony communication network of the Russian Federation, Licensee’s communications network design and construction, its connection to the public communications network of the Russian Federation, allocation of frequencies required to set up the network, approval of the conditions of electromagnetic compatibility of the radio equipment with the existing radio devices, settlements with the public communications network operators of the Russian Federation and other GSM networks operators, as well as development and issuance of regulatory documents, shall be borne by the Licensee.

To delete clause 4 from the Conditions for Carrying Out Activities Under License No. 24303.

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	B.D. Antoniuk
30.12.2003

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	B.V. Vorobiev

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